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                                                                     EXHIBIT 5.1

                               BAKER BOTTS L.L.P.
                                ONE SHELL PLAZA
                                 910 LOUISIANA
                             HOUSTON, TX 77002-4995
                                  713.229.1234
                                FAX 713.229.1522

                                                                          , 2003
                                                           ----------- ---

TODCO
4 Greenway Plaza
Houston, Texas 77046


Gentlemen,

         As set forth in a Registration Statement on Form S-1, Registration No. 333-101921 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") by TODCO, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to __________ shares (the "Shares") of the Company's Class A Common Stock, par value $0.01 per share ("Common Stock"), together with ________ additional shares of Common Stock (the "Additional Shares") subject to the underwriters' over-allotment option as described in the Registration Statement, certain legal matters in connection with the Shares and the Additional Shares are being passed upon for you by us.

         We understand that the Shares and any Additional Shares are to be sold by Transocean and Transocean Holdings pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as
Exhibit 1.1 to the Registration Statement. The opinion set forth below is based on the assumption that, prior to the sale of the Shares or any Additional Shares pursuant to the Underwriting Agreement, (a) the Company's Third Amended and Restated Certificate of Incorporation will have become effective substantially in the form filed as Exhibit 3.1 to the Registration Statement and (b) shares of common stock of the Company will be issued in exchange for notes of the Company as described in the Registration Statement.

         In our capacity as your counsel in the connection referred to above, we have examined the Third Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated under the laws of the State of Delaware.

         2. When offered as described in the Registration Statement, and upon the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares and any



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                                   2                                      , 2003
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Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

         This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Validity of the Class A Common Stock" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

                                                     Very truly yours,


JDG/JHM